SCHEDULE 14A INFORMATION

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                  Mercantile Bankshares Corporation
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PAGE


                       MERCANTILE BANKSHARES CORPORATION
                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201

TO THE STOCKHOLDERS:

    The Annual Meeting of Stockholders of Mercantile Bankshares Corporation ("Mercshares") will be held at 10:30 a.m. on April 24, 1996, in the Boardroom of Mercantile-Safe Deposit and Trust Company, Two Hopkins Plaza, Baltimore, Maryland, for the following purposes:

    1. To elect Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified.

    2. To approve the Mercantile Bankshares Corporation Retainer Stock Plan For Non-Employee Directors.

    3. To ratify the appointment of Coopers & Lybrand, L.L.P. as independent public accountants to audit the financial statements of Mercshares for 1996.

    4. To transact such other business as may be properly brought before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on March 15, 1996, will be entitled to receive notice of, and vote at, this meeting.

    These matters are explained more fully in the enclosed Proxy Statement.

EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT AND TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                          JOHN A. O'CONNOR, JR.
                                            Senior Vice President and Secretary



Dated: March 22, 1996

PAGE

                       MERCANTILE BANKSHARES CORPORATION
                              PROXY STATEMENT

    This statement is furnished in connection with the solicitation of proxies by Mercantile Bankshares Corporation ("Mercshares") to be used in voting at the Annual Meeting of Stockholders on April 24, 1996, and at any adjournments thereof.

    Holders of shares of Common Stock of Mercshares ("Common Stock") of record at the close of business on March 15, 1996, will be entitled to vote at the meeting. The Common Stock is entitled to one vote per share. The number of shares of outstanding Common Stock as of January 31, 1996, entitled to vote is 48,015,631 shares. As of that date, to the best of the knowledge of the management of Mercshares, no person owned beneficially more than five percent of the outstanding shares of the Common Stock.

    Unless otherwise instructed, it is intended that the shares represented by valid proxies will be voted for the election of the 17 persons named below as nominees to serve as Directors until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified, for approval of the Retainer Stock Plan for Non-Employee Directors and for the ratification of the appointment of auditors.

                             ELECTION OF DIRECTORS

    The Bylaws of Mercshares provide that there shall be 17 Directors.

    The Board of Directors of Mercshares meets regularly five times each year and is subject to call for special meetings. The Board met at its five regular meetings in 1995. The Executive Committee of the Board of Directors held no meetings in 1995. The members of this Committee are indicated in the list of nominees below.

    Generally, the Directors serve until the annual meeting of stockholders next following their election. Officers are elected annually by the Board to serve for such periods of time as the Board determines.

    Mercshares has an Audit Committee and a Compensation Committee which are comprised solely of non-officer Directors and are elected annually by the Board. The members of these Committees are indicated in the list of nominees below. Mercshares has no nominating committee.

    The Audit Committee recommends to the Board the persons or firms to be employed as independent public accountants, consults with the independent public accountants with respect to the scope of their audit, the proposed fee and the reports to be rendered, reviews such audit reports and evaluates the internal audit programs of Mercshares and its affiliates. It is authorized to determine the advisability of engaging the independent public accountants to make and report on special studies, and to examine and consider such other matters as it or the Board deems desirable. The Audit Committee held one meeting in 1995.

    The Compensation Committee performs the functions described in the Report of the Compensation Committee. It held six meetings in 1995.

    It is proposed that the persons listed below be elected Directors of Mercshares, to serve until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified. It is not expected that any of the nominees named herein will be unavailable for election, but if a nominee should be unable to serve, the shares represented by the enclosed proxy may be voted for a substitute nominee to be designated by management. Mercshares owns 100% of the capital stock of Mercantile-Safe Deposit and Trust Company ("Merc-Safe"). As indicated below, all of the nominees are Directors of Merc-Safe. All nominees previously have been elected

Directors of Mercshares by the stockholders except Martin L. Grass, who was elected a Director by the Board on June 13, 1995.

    The names of the nominees, their ages as of April 24, 1996, their principal occupations and business experience for the past five years, the number of shares of Common Stock deemed under certain federal securities laws to be "beneficially owned" by each as of January 31, 1996, and certain other information, are set forth below. In some instances, "beneficial ownership" of shares may be deemed to exist by reason of voting or investment power even though other persons, such as family members or beneficiaries of trusts, have the economic interest in the shares, and in certain instances "beneficial ownership" may be disclaimed by a nominee.

       NAME                   AGE                  INFORMATION
----------------------------  ---  -------------------------------------------
H. Furlong Baldwin            64   Chairman of the Board and Chief Executive
                                   Officer, Mercshares, and Chairman of the Board and Chief Executive Officer,
                                   Merc-Safe. Mr. Baldwin has been Chairman of the Board of Mercshares since 1984, and has been its Chief Executive Officer since
                                   1976. He has been Chairman of the Board and Chief Executive Officer of Merc-Safe since
                                   1976. Mr. Baldwin is a Director of
                                   Baltimore Gas & Electric Company, Conrail,
                                   Inc., GRC International Inc. and USF&G
                                   Corp. He was elected a Director of
                                   Merc-Safe in 1968.

                                   Elected Director of Mercshares: 1970

                                   Member: Executive Committee

                                   Owns beneficially 187,769 shares of Common
                                   Stock.

Thomas M. Bancroft, Jr.       66   Former Chairman of the Board and Chief
                                   Executive Officer, The New York Racing
                                   Association, Inc. Mr. Bancroft occupied
                                   that position from 1983 until January,
                                   1990. He was elected a Director of
                                   Merc-Safe in 1974.

                                   Elected Director of Mercshares: 1974

                                   Member: Audit Committee

                                   Owns beneficially 7,500 shares of Common
                                   Stock.

Richard O. Berndt (1)         53   Partner, Gallagher, Evelius & Jones, a law
                                   firm engaged in the general practice of
                                   law. Mr. Berndt has been a partner in that firm since 1972. He was elected a Director of Merc-Safe in 1976.

                                   Elected Director of Mercshares: 1978

                                   Member: Audit Committee

                                   Owns beneficially 18,429 shares of Common
                                   Stock.

       NAME                   AGE                  INFORMATION
----------------------------  ---  -------------------------------------------
James A. Block, M.D.          55   President and Chief Executive Officer,
                                   Johns Hopkins Health System and The Johns
                                   Hopkins Hospital. Dr. Block has occupied these positions since July, 1992. Prior thereto, he was President and Chief
                                   Executive Officer of University Hospitals of Cleveland. Dr. Block is a Director of MMI Companies, Inc. He was elected a
                                   Director of Merc-Safe in 1992.

                                   Elected Director of Mercshares: 1992.

                                   Owns beneficially 950 shares of Common
                                   Stock.

George L. Bunting, Jr.        55   President and Chief Executive Officer,
                                   Bunting Management Group, a private
                                   financial management company. Mr. Bunting has occupied this position since July, 1991. Prior thereto, he was Chairman of the Board and Chief Executive Officer of Noxell
                                   Corporation. Mr. Bunting is a Director of
                                   Crown Central Petroleum Corporation, USF&G
                                   Corp. and PHH Corporation. He was elected a Director of Merc-Safe in 1992.

                                   Elected Director of Mercshares: 1992

                                   Owns beneficially 2,000 shares of Common
                                   Stock.

Edward K. Dunn, Jr.           60   President, Mercshares, and President and
                                   Chief Operating Officer, Merc-Safe. Mr.
                                   Dunn has served as President of Mercshares since 1991. He has served as President and Chief Operating Officer of Merc-Safe since
                                   July, 1995. From 1988 to 1991, he was
                                   Chairman of the Executive Committee,
                                   Mercshares and Merc-Safe. He was elected a Director of Merc-Safe in 1988.

                                   Elected Director of Mercshares: 1988

                                   Member: Executive Committee

                                   Owns beneficially 119,282 shares of Common
                                   Stock, including 6,606 shares held by a
                                   trust of which he is a co-trustee, and
                                   15,000 shares held by a foundation of which he is a co-trustee and officer.

Martin L. Grass               42   Chairman of the Board and Chief Executive
                                   Officer, Rite Aid Corporation, retail drug sales. Mr. Grass has occupied this position since March, 1995. Prior thereto, he was its President and Chief Operating Officer.
                                   From 1989 to November, 1995, Mr. Grass was
                                   Vice Chairman of the Board, Super Rite
                                   Corporation, a food wholesaler and
                                   retailer. Mr. Grass is a Director of
                                   Baltimore Gas & Electric Company and Tessco
                                   Technologies, Inc. He was elected a
                                   Director of Merc-Safe in June, 1995.

                                   Elected Director of Mercshares: June, 1995

                                   Member: Audit Committee

                                   Owns beneficially 1,000 shares of Common
                                   Stock

       NAME                   AGE                  INFORMATION
----------------------------  ---  -------------------------------------------
B. Larry Jenkins              57   Chairman of the Board, President and Chief
                                   Executive Officer, Monumental Life
                                   Insurance Company, a subsidiary of Aegon
                                   USA, Inc. Mr. Jenkins has served in this capacity since 1983. He was elected a Director of Merc-Safe in 1983.

                                   Elected Director of Mercshares: 1983

                                   Member: Audit Committee

                                   Owns beneficially 5,100 shares of Common
                                   Stock.

Robert D. Kunisch             54   Chairman of the Board, President and Chief
                                   Executive Officer, PHH Corporation, a
                                   diversified business services company
                                   engaged primarily in providing integrated management services, information products and expense management programs including vehicle fleet management, relocation and real estate services and mortgage banking services. Mr. Kunisch has served in this capacity since 1989. Mr. Kunisch is a Director of CSX Corporation and GenCorp. He was elected a Director of Merc-Safe in 1984.

                                   Elected Director of Mercshares: 1984

                                   Member: Executive Committee
                                            Audit Committee
                                            Compensation Committee

                                   Owns beneficially 1,500 shares of Common
                                   Stock.

William J. McCarthy (2)       65   Principal, William J. McCarthy, P.C., which
                                   is a partner in Venable, Baetjer and
                                   Howard, LLP, a law firm engaged in the
                                   general practice of law. Either Mr.
                                   McCarthy or his professional corporation has been a member of that firm since 1964.
                                   He was elected a Director of Merc-Safe in 1975.

                                   Elected Director of Mercshares: 1975

                                   Member: Executive Committee

                                   Owns beneficially 1,500 shares of Common
                                   Stock.

Morris W. Offit               59   Chairman of the Board and Chief Executive
                                   Officer, OFFITBANK, a private New York
                                   State bank offering integrated investment management services to individuals, corporations, pensions, trusts and not-for-profit institutions. Mr. Offit has served in this capacity since 1990. He was elected a Director of Merc-Safe in 1984.
                                   Elected Director of Mercshares: 1984

                                   Member: Executive Committee
                                            Compensation Committee

                                   Owns beneficially 92,400 shares of Common
                                   Stock.

       NAME                   AGE                  INFORMATION
----------------------------  ---  -------------------------------------------
Christian H. Poindexter       57   Chairman of the Board and Chief Executive
                                   Officer, Baltimore Gas & Electric Company, an investor-owned diversified gas and electric utility. He has occupied that position since 1993. Prior thereto, Mr.
                                   Poindexter was Vice Chairman of the Board.
                                   He was elected a Director of Merc-Safe in 1987.

                                   Elected Director of Mercshares: 1987

                                   Member: Executive Committee
                                            Compensation Committee

                                   Owns beneficially 1,050 shares of Common
                                   Stock.

William C. Richardson         55   President and Chief Executive Officer, W.K.
                                   Kellogg Foundation, a private grant-making foundation. Dr. Richardson has served in this capacity since August 1, 1995. Prior thereto, he was President of Johns Hopkins
                                   University. Dr. Richardson is a director of CSX Corporation. He was elected a Director of Merc-Safe in 1991.

                                   Elected Director of Mercshares: 1991

                                   Owns beneficially 150 shares of Common
                                   Stock.

Bishop L. Robinson            69   Secretary of The Department of Public
                                   Safety and Correctional Services for the State of Maryland. Mr. Robinson has occupied that position since 1987. He was elected a Director of Merc-Safe in 1989.

                                   Elected Director of Mercshares: 1989

                                   Member: Audit Committee

                                   Owns beneficially 101 shares of Common
                                   Stock.

Donald J. Shepard             49   Chairman of the Board, President and Chief
                                   Executive Officer, Aegon USA, Inc., a
                                   holding company owning insurance and
                                   insurance related companies. Mr. Shepard has occupied the position of President and Chief Executive Officer since 1989. He was elected Chairman of the Board in 1992. Mr.
                                   Shepard is a member of the Executive Board of Aegon, nv. He is a Director of PHH
                                   Corporation. Mr. Shepard was elected a
                                   Director of Merc-Safe in 1992.

                                   Elected Director of Mercshares: 1992

                                   Member: Executive Committee

                                   Owns beneficially 4,500 shares of Common
                                   Stock.

       NAME                   AGE                  INFORMATION
----------------------------  ---  -------------------------------------------
Brian B. Topping              61   Vice President, Mercshares, and Vice
                                   Chairman of the Board, Merc-Safe. Mr.
                                   Topping has been Vice President of
                                   Mercshares since 1988. He has served as a Vice Chairman of the Board of Merc-Safe since 1984. Mr. Topping was elected a

                                   Director of Merc-Safe in 1983.

                                   Elected Director of Mercshares: 1988

                                   Owns beneficially 60,130 shares of Common
                                   Stock.

Calman J. Zamoiski, Jr.       68   Chairman of the Board, Independent
                                   Distributors, Incorporated, a general
                                   wholesale distributor. Mr. Zamoiski has
                                   occupied that position since April, 1991.
                                   Prior thereto, he was President. He was
                                   elected a Director of Merc-Safe in 1976.
                                   Elected Director of Mercshares: 1978

                                   Member: Executive Committee
                                            Compensation Committee

                                   Owns beneficially 51,800 shares of Common
                                   Stock.

------------
(1) The firm of Gallagher, Evelius & Jones renders legal services to Merc-Safe and certain accounts of which it is a fiduciary, and certain other Mercshares affiliates.

(2) The firm of Venable, Baetjer and Howard, LLP renders legal services to Mercshares, certain of its affiliates and certain accounts of which Merc-Safe is a fiduciary. It also leases its Baltimore office space from an affiliate of Mercshares.

    All of the Directors have attended 75% or more of the total number of meetings of the Board of Directors and Committees of Mercshares on which they served during 1995 except Mr. Offit who attended three of five Board meetings and three of five Committee meetings.

    Hugh W. Mohler and Jay M. Wilson, executive officers named in the Summary Compensation Table, but who are not Directors or nominees for election as Directors, owned beneficially on January 31, 1996, 8,669 shares and 11,234 shares of Common Stock, respectively.

    Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and Directors of Mercshares, and any persons owning more than 10% of Mercshares Common Stock, to file certain reports of ownership and changes in ownership with the SEC, and certain failures to file timely reports require proxy statement disclosure. There was an inadvertent late reporting by James A. Block, M.D., a Director, of the purchase of 500 shares in June, 1995. The purchase was not reported under Section 16(a) until a Form 4 filing was made in March, 1996.

    No Director, nominee or officer of Mercshares was the "beneficial owner" of as much as 1.0% of the outstanding shares of Common Stock, as of January 31, 1996. On that date, the Directors, nominees and executive officers of Mercshares as a group owned beneficially 589,327 shares or 1.2% of the shares of Common Stock outstanding. As to certain shares, the Directors, nominees and executive officers had no voting or investment power but the shares were included above because of ownership by family members or trusts for their benefit. As to the shares reported above with respect to which the Directors, nominees and executive officers had or shared voting or investment power, they had sole voting and investment power as to 537,505 shares of Common Stock and shared voting and investment power as to 47,867 shares of Common Stock.

                      REPORT OF THE COMPENSATION COMMITTEE

OVERALL POLICY

    The Board of Directors of Mercshares establishes the overall goals and objectives of Mercshares, and the policies to be followed in pursuing these goals and objectives, including the selection of necessary key management personnel, and the auditing of the performance of those personnel. The major responsibility for assisting in satisfying the compensatory aspect of the overall supervisory duty of the Board rests with the Compensation Committee. The membership of the Compensation Committees (collectively the "Committee") of Mercshares and Merc-Safe, its leading bank affiliate, is identical, composed of independent non-employee Directors of both institutions who do not participate in any executive compensation plan. All executive officers of Mercshares are officers of Merc-Safe.

    In order to achieve the overall goals and objectives of Mercshares, and recognizing the interest of the stockholders in that achievement, the Committee, over a number of years, has developed and maintained an executive compensation plan based on a philosophy that links executive compensation both to individual and corporate performance, and return to stockholders. This philosophy enables Mercshares to attract and retain highly motivated executive personnel of outstanding ability and initiative, and to create an identity of interests between executives and Mercshares' stockholders. Mercshares' executive compensation plan consists of basic cash compensation, the opportunity for annual incentive compensation based on corporate performance, and continuing stock based compensation, geared to corporate performance.

    The Committee administers the provisions of Mercshares' incentive cash bonus plan and its stock based plan, which are applicable to all affiliates of Mercshares. In addition, the Committee is authorized to make recommendations to the Boards of Mercshares and its affiliates with respect to basic salaries, supplemental pension, deferred compensation, employment and similar agreements affecting their executive officers, and performs such other functions as may be delegated to it by the Boards.

    The Committee takes various factors into consideration when establishing and reviewing executive compensation. There follows an explanation of general principles governing basic cash compensation, annual incentive compensation which is governed by a pre-existing mathematical formula, stock based compensation which currently consists of existing awards, and the factors considered in establishing basic cash compensation for 1995.

BASIC CASH COMPENSATION

    The Committee, in determining basic cash compensation of the executive officers of Mercshares, considers corporate profitability, financial condition, capital adequacy, return on assets and the planned compensation budget for Mercshares. The Committee also considers the performance and compensation levels of other banking institutions as more fully set forth under the caption "1995 Compensation". The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on compensation fair to Mercshares, its shareholders and its executive officers. Under employment agreements, the basic cash compensation of Messrs. Baldwin, Dunn and Topping for any year may not be less than basic cash compensation for the prior year.

ANNUAL INCENTIVE COMPENSATION

    In addition to basic cash compensation, the Committee, in 1981, developed an annual incentive compensation plan, which is based on a preset mathematical formula tied directly to corporate performance and profitability.

    Forty-six executives of Mercshares and its affiliates who are considered by the Committee to have responsibilities that directly affect corporate performance and profitability currently participate in the incentive compensation plan. Participants in the plan are chosen annually by the Committee. The plan has both a long-term and a short-term incentive effect inasmuch as no annual awards are made unless a compounded rate of growth in earnings per share of Mercshares, and/or in net operating income of the affiliate (or unit) employing the participant, in excess of five percent per annum is maintained from the Base Year of the plan. The maximum potential annual award is subject to attaining a 15 percent annual improvement in such earnings per share or net operating income. As provided in the plan, the maximum potential annual award is generally 33 percent of a participant's salary (65 percent in the case of the Chief Executive Officer and 50 percent in the case of the next five most highly compensated officers of Mercshares). However, because management of Mercshares' affiliates is decentralized, not more than one half of any potential award is based on improvement in Mercshares' earnings per share, and not more than one half is based on improvement in net operating income of the appropriate affiliate (or unit). Incentive cash bonuses attributable to 1993, 1994 and 1995 earnings per share and net operating income were paid to those officers named in the Summary Compensation Table, as reflected under the caption "Bonus", and to other participants.

STOCK BASED COMPENSATION

    The Omnibus Stock Plan was approved by the stockholders in 1990. It replaces the 1985 Executive Stock Appreciation Rights Plan and the 1985 Stock Option Plan, both of which have terminated. No stock appreciation rights or stock options are outstanding under those terminated plans.

    The Omnibus Stock Plan is designed to create a common interest between key employees and stockholders on a long-term basis. Its purpose is to encourage participants to maintain and increase their proprietary interests as stockholders in Mercshares and to benefit from the long-term performance of Mercshares.

    On February 27, 1991, stock options, without tandem stock appreciation rights, were granted by the Committee under the Omnibus Stock Plan to 63 key employees, including the executive officers of Mercshares. Exercisability of these options was dependent on certain earnings tests being met. All options granted in 1991 were forfeited because the earnings tests were not met.

    The Committee continues to believe that a close linking of stockholder and key employee interests through the grant of stock options is important to the continuing success of Mercshares because stock options have no realizable value unless the price of Mercshares stock increases.

    Accordingly, in March, 1995, the Committee granted, under the Omnibus Stock Plan, options for a total of 1,043,150 shares of Common Stock without tandem stock appreciation rights to 297 key employees of Mercshares and its affiliates. The exercise price of the stock options equals the market price of the Common Stock on the date of grant and the options have a ten year life.

    Of the total granted, options for 765,000 shares ("performance-based options") were granted to 43 senior executive officers of Mercshares and its affiliates, including the Chief Executive Officer and the other four most highly compensated executive officers of Mercshares. Twenty-five percent of these performance-based options will become exercisable on and after each anniversary date of the grant, except that if any such senior executive officer attains his normal retirement date during that four year period, any options that have not become exercisable and have not been forfeited become exercisable on the anniversary date following the normal retirement date, subject to the satisfaction of the corporate earnings tests described in this paragraph for the year preceding retirement. The portion of the performance-based options that become exercisable in each of the four years may not be exercised unless Mercshares' earnings per share increase at a compounded growth rate of at least five percent over 1994. If this test is met, then up to one-half of the performance-based options maturing in each of the four years become exercisable based on a sliding scale (beginning at six percent) of the percent of increase of earnings per share of Mercshares over the prior year earnings per share. The remaining one-half may be exercised only if the net operating income of the affiliate employing the participant increases at a compounded growth rate of at least five percent over 1994. If this test is met, then up to one-half of the options maturing in each of the four years become exercisable, based on the same sliding scale (beginning at six percent), of the percent of increase of the net operating income of the affiliate over the prior year net operating income of that affiliate. To the extent these tests are not met, all, or a portion, of the performance-based options maturing each year are forfeited and become available for further grants.

    The remaining options for 278,150 shares were granted to 254 key employees of the affiliates of Mercshares. These options are not performance-based options and are fully exercisable as of the date of grant.

1995 COMPENSATION

    The Committee, in determining the 1995 basic cash compensation of the executive officers of Mercshares, considered the factors described in this Report.

    H. Furlong Baldwin is Chairman of the Board and Chief Executive Officer of Mercshares and Merc-Safe and, as such, has the ultimate management responsibility for the strategic direction, performance, operating results and financial condition of Mercshares and its affiliates, and the carrying out of corporate policies and procedures. Since 1970, these duties have included the primary responsibility for recommending to the Board of Mercshares the acquisition and establishment of additional affiliates. Edward K. Dunn, Jr. is President of Mercshares and became President and Chief Operating Officer of Merc-Safe upon the retirement of Douglas W. Dodge on July 1, 1995. Mr. Dunn, Brian B. Topping as Vice President of Mercshares and Vice Chairman of the Board of Merc-Safe, and Hugh W. Mohler and Jay M. Wilson, as Executive Vice Presidents of Mercshares and Merc-Safe, have the responsibility of assisting in carrying out corporate policies and procedures to assure that the performance, operating results and financial condition objectives are obtained.

    The 1995 basic cash compensation of Messrs. Baldwin, Dunn and Topping was set in February, 1995. The Committee was aware that incentive compensation payments to the executive officers of Mercshares would be made in 1995 attributable to 1994 performance under the Annual Incentive Compensation Plan, and that the remainder of the options granted under the Omnibus Stock Plan in 1991, potentially exercisable in 1995, were forfeited because the earnings goals established in that Plan were not reached. In addition, no awards were made in 1994 under the 1985 Stock Option Plan or the Omnibus Stock Plan.

    The Committee was aware of 1994 earnings of Mercshares. The Committee reviewed profitability and capital strength ratios (return on assets, net interest margin, efficiency ratio, equity to assets and return on equity) and loan loss performance ratios (year-end non-performing assets to loans, net charge-offs to average loans and year-end allowance for loan losses to non-performing loans) for the years 1989 through 1993 and the quarter ended September 30, 1994 as compared to comparable information for 20 banking companies with assets from $5 to $10 billion, considered by an independent analyst as Mercshares' peer group. The Committee then compared similar ratios showing profitability, capital adequacy, reserve strength, and asset quality with those of the 50 largest banking institutions in the United States as prepared by that financial analyst. The Committee was aware that, for the second quarter, 1994 (the then most recent quarter for which the following rating was published), Mercshares was rated "superior", compared to eight selected banking institutions in Maryland, Delaware, the District of Columbia and Virginia, based on 39 separate financial ratios that depict financial strength and profitability compiled by IDC Financial Publishing, Inc.

    The Committee then compared the compensation of Messrs. Baldwin, Dunn and Topping with an independent study published in 1994 reflecting compensation information for 1993 of the 58 commercial banking institutions participating in the study and with the compensation of executive officers of five banking institutions, based on 1992, 1993 and 1994 proxy information (the then most currently available), selected as generally comparable to Mercshares in terms of criteria including the nature and quality of operations, or geographic proximity. This latter group included financial institutions having significant income generated by trust and investment activities, high returns on assets and above average return on equity, capital significantly in excess of that required by current federal regulations, and located within a 400 mile radius of Baltimore so as to include companies operating in a comparable economic climate. No target was established in the comparison with this group of institutions.

    The Committee concluded that Mercshares' profitability and capital strength ratios continued to be strong, and that loan loss ratios were favorable, both standing alone and in comparison to the 20 banking companies constituting the peer group and the 50 largest banking institutions group, and that Mershares' performance, overall, was strong. The Committee determined, in view of these factors, the compensation comparisons, and the fact that no increase in base compensation had been granted for the year 1994, that an increase in base compensation should be granted for the year 1995, and recommended to the Board the approval of the increases reflected in the Summary Compensation Table under the "Salary" caption as to Messrs. Baldwin, Dunn and Topping. The travel allowance for Mr. Baldwin (as disclosed in the Summary Compensation Table), which has been recommended by the Committee and approved by the Boards annually since 1990 as an appropriate corporate expense, was continued. The compensation of Mr. Mohler was reviewed in December, 1995 and, based on his performance, he was awarded an increase. Mr. Wilson served as a Director of Mercshares and Merc-Safe from 1989 until September, 1994, at which time he was elected an Executive Vice President of Mercshares and Merc-Safe. His compensation was negotiated at that time. Mr. Mohler's increase and Mr. Wilson's compensation are reflected in the Summary Compensation Table under the "Salary" Caption. In view of Mr. Dodge's planned retirement his basic cash compensation was not increased.

    In December, 1994, the Committee designated Messrs. Baldwin, Dodge, Dunn, Topping, Mohler and Wilson as participants for 1995 in the Annual Incentive Compensation Plan. Under the formula requirements of that Plan, based on 1995 earnings per share and net operating income and to the extent that mathematical Plan criteria were met, these individuals earned incentive cash compensation, paid in 1996, which is included under the caption "Bonus" in the Summary Compensation Table for 1995.

    As stated in this Report under the caption "Stock Based Compensation", the Committee granted to Messrs. Baldwin, Dunn, Topping, Mohler and Wilson performance-based stock options. The amounts and the exercise price are shown in the table captioned "Stock Option Grants In Last Fiscal Year". In determining the number of performance-based stock options granted to these executive officers, the Committee considered in addition to the other factors described in this Report, the salary, responsibility, and the position and ability of the executive to affect the future growth of Mercshares. No particular weighting was given by the Committee to any one factor, but it exercised its collective business judgment in making such grants.

    Section 162(m) of the Internal Revenue Code provides for non-deductibility, in certain cases, of compensation paid to an executive in excess of $1 million per year. For the year 1995, the only Mercshares executive whose compensation exceeded that level is Mr. Baldwin. Because various compensation plans have been approved by Mercshares' stockholders and, in Mercshares' opinion, are qualified performance-based plans under Section 162(m), the deductibility of Mr. Baldwin's compensation is not limited by Section 162(m). Mercshares has not adopted a policy as to whether or under what circumstance it would pay executive compensation which would not be deductible under Section 162(m) but reserves the right to make compensation payments that may not qualify for deduction.

THE COMPENSATION COMMITTEE

    Robert D. Kunisch                                      Morris W. Offit
    Christian H. Poindexter                                Donald J. Shepard

                            Calman J. Zamoiski, Jr.
                                    Chairman

    The following line graph compares cumulative total shareholder return on Mercshares Common Stock with the Standard & Poor's 500 Index and the Standard & Poor's Banks Composite Index for the period beginning December 31, 1990, through December 31, 1995. The graph assumes $100 invested at the closing price on December 31, 1990, and the reinvestment of all dividends. With reference to the Report of the Compensation Committee, 31 of the 50 largest banking institutions whose performance ratios were reviewed, two of the five institutions considered for compensation purposes and 11 of the 58 institutions participating in the compensation study are included in the S & P Banks Composite Index. None of the 20 institutions considered as peer institutions of Mercshares whose performance ratios were reviewed is so included. The S & P Banks Composite Index consists, as of December 31, 1995, of seven "Money Center Banks", and 24 "Major Regional Banks", each of which is substantially larger than Mercshares.

                               PERFORMANCE GRAPH

Value of $100 Invested

                                1990       1991       1992       1993       1994       1995
                               -------    -------    -------    -------    -------    -------
Mercshares..................   $100.00    $143.86    $173.81    $156.15    $166.28    $244.43
S&P Banks Composite
  Index.....................    100.00     161.54     214.61     238.26     226.27     360.66
S&P 500.....................    100.00     130.37     140.30     154.46     156.56     215.41

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    Merc-Safe has banking and other relationships, in the ordinary course of business, with a number of its Directors and companies associated with them, including loans to Mr. Kunisch, to Mr. Zamoiski and companies associated with him and to companies associated with Mr. Poindexter. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than the normal risk of collectibility or present other unfavorable features. Mr. Baldwin is a director of Baltimore Gas & Electric Company of which Mr. Poindexter is an executive officer, and of OFFITBANK of which Mr. Offit is an executive officer, and Mr. Dunn is a director and member of the compensation committee of Aegon USA, Inc. of which Mr. Shepard is an executive officer.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table sets forth certain summary compensation information as to the Chief Executive Officer of Mercshares, the other four most highly compensated executive officers of Mercshares and a former executive officer who retired in 1995, based on total annual salary and bonus in 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                   ----------------
                                                                                        AWARDS
                                                 ANNUAL COMPENSATION               ----------------
                                       ----------------------------------------       SECURITIES
          NAME AND                                               OTHER ANNUAL         UNDERLYING           ALL OTHER
     PRINCIPAL POSITION        YEAR    SALARY($)    BONUS($)    COMPENSATION($)     OPTIONS/SARS#      COMPENSATION($)(1)
----------------------------   ----    ---------    --------    ---------------    ----------------    ------------------
H. Furlong Baldwin..........   1995      747,300     487,500         63,000(2)       80,000                  44,800
Chairman of the Board          1994      650,000     211,300         66,400(2)         --                    39,100
 and Chief Executive Officer   1993      648,900     253,100         55,200(2)         --                    30,200
Edward K. Dunn, Jr..........   1995      398,700     200,000             --          45,000                  78,800
President                      1994      350,000      87,500             --            --                    71,300
                               1993      348,800     105,200             --            --                    12,800
Brian B. Topping............   1995      379,200      95,000             --          35,000                  25,600
Vice President                 1994      350,000      78,800             --            --                    20,500
                               1993      348,800      32,000             --            --                    19,900
Hugh W. Mohler(3)...........   1995      250,000     125,000        --               30,000                  46,800
Executive Vice President       1994      235,500      41,300        --                 --                    36,600
Jay M. Wilson(3)............   1995      250,000      82,500        --               30,000                  14,200
Executive Vice President       1994       69,200       --           --                 --                       200
Douglas W. Dodge(4).........   1995      235,600     112,500        --                 --                    14,900
Former Vice Chairman           1994      450,000     163,400        --                 --                    24,400
 of the Board                  1993      448,000      12,200        --                 --                    22,600

------------
(1) Represents cost of group-term life insurance deemed to be employee income under the Internal Revenue Code and contributions made on behalf of the executive officer by Merc-Safe to the Mercshares Thrift Plan and to supplemental thrift and cash balance pension plan arrangements and, as to Mr. Mohler, fees for services as a director of an affiliate bank as follows:

                                                                              SUPPLEMENTAL
                                     YEAR    LIFE INSURANCE    THRIFT PLAN       PLANS        FEES      TOTAL
                                     ----    --------------    -----------    ------------    -----    -------
    Mr. Baldwin...................   1995        $6,300          $ 4,500        $ 34,000       --      $44,800
                                     1994         6,300            4,500          28,300       --       39,100
                                     1993         6,300            7,100          16,800       --       30,200
    Mr. Dunn......................   1995         4,100            7,500          67,200       --       78,800
                                     1994         2,700            7,500          61,100       --       71,300
                                     1993         2,700           10,100          --           --       12,800
    Mr. Topping...................   1995         6,300            7,500          11,800       --       25,600
                                     1994         4,600            7,500           8,400       --       20,500
                                     1993         4,000           10,100           5,800       --       19,900
    Mr. Mohler(3).................   1995         1,800            7,500          29,000      8,500     46,800
                                     1994         1,500            7,500          21,100      6,500     36,600
    Mr. Wilson(3).................   1995           700            3,500          10,000       --       14,200
                                     1994           200            --             --           --          200
    Mr. Dodge (4).................   1995         3,200            4,500           7,200       --       14,900
                                     1994         6,300            7,500          15,400       --       29,200
                                     1993         6,300           10,100           8,000       --       24,400

(2) Of these amounts, $57,500 in 1995, $60,000 in 1994 and $47,900 in 1993
    represent travel expenses incurred by Mr. Baldwin.
(3) Because Messrs. Mohler and Wilson did not become executive officers until March and September, 1994, respectively, amounts received in 1993, if any, are not included.
(4) Mr. Dodge retired July 1, 1995. Because he was the fifth highest paid executive officer in 1995 in terms of salary and bonus, the rules of the Securities and Exchange Commission require the reporting of Mr. Dodge's compensation for that six-month period.

OPTION GRANTS

    The following table shows, as to each person named, options to purchase Common Stock granted by Mercshares in 1995. Certain information as to the terms of these options, including those with respect to exercisability and forfeiture, is set forth in footnote (2) below:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS (1)
                         ---------------------------------------------            POTENTIAL
                                         % OF                                REALIZABLE VALUE AT
                         NUMBER OF      TOTAL                                  ASSUMED ANNUAL
                         SECURITIES    OPTIONS                              RATES OF STOCK PRICE
                         UNDERLYING   GRANTED TO   EXERCISE                     APPRECIATION              GRANT
                          OPTIONS     EMPLOYEES    OR BASE    EXPIRA-      FOR OPTION TERM (2)(3)          DATE
                          GRANTED     IN FISCAL     PRICE       TION     ---------------------------      VALUE
   NAME                     (#)          YEAR       ($/SH)      DATE       5% ($)         10% ($)        $(2)(4)
-----------------------  ----------   ----------   --------   --------                                 ------------
Mr. Baldwin............    80,000        7.69       21.875     3/14/05     1,100,800       2,788,800      424,800
Mr. Dunn...............    45,000        4.31       21.875     3/14/05       619,200       1,568,700      239,000
Mr. Topping............    35,000        3.36       21.875     3/14/05       481,600       1,220,100      186,900
Mr. Mohler.............    30,000        2.88       21.875     3/14/05       412,800       1,045,800      159,300
Mr. Wilson.............    30,000        2.88       21.875     3/14/05       412,800       1,045,800      159,300
All Stockholders(5)....    N/A          N/A          N/A        N/A      655,716,963   1,661,718,434      N/A

--------------

(1) All of these options were granted pursuant to the Omnibus Stock Plan, are intended to be incentive stock options to the extent permitted by law and regulations, were granted at market value on the date of grant and have a term of ten years.

(2) Caution is recommended in interpreting the financial significance of the figures. The potential realizable value and the grant date value have been calculated in conformity with Securities and Exchange Commission regulations, and are not intended to forecast possible future appreciation and do not necessarily provide a true assessment of present option values. Further, the figures do not reflect the following terms of these options which are more fully described in the Report of the Compensation Committee under the caption "Stock Based Compensation": (a) only 25% of the options granted to the named executive officers will become exercisable on and after each anniversary date of the grant (except that, since Mr. Baldwin's normal retirement date is February 1, 1997, 75% of his options become exercisable on March 14, 1997); (b) the exercise of the options is subject to the attainment of certain growth targets with respect to growth in earnings per share and net after tax operating income on both a compounded basis from the base year of 1994 and on a year-to-year basis; and (c) if the growth targets are not met, all or a portion of the percent of options that will become exercisable are forfeited. No gain to the named executive officers is possible without stock price appreciation and the attainment of the targets as described above and in the Report of the Compensation Committee.

(3) The potential realizable value is calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price. It assumes the value of Mercshares stock appreciates 5% to 10% each year, compounded annually for ten years, or an assumed value of $35.632 per share and $56.738 per share, respectively.

(4) The grant date present value of options granted ($5.31 per share) is reported using the Black-Scholes option pricing model and assumes: (a) the grant date of March 14, 1995; (b) the exercise price of $21.875; (c) an expected option term of 5 years; (d) a risk-free interest rate of 7.6% based on a 5 year exercise period; (e) a dividend yield of 3.5%; and (f) volatility of 23.3%.

(5) Based on 47,664,241 shares outstanding on March 14, 1995.

AGGREGATE OPTIONS/SAR TABLE

    The following table sets forth certain information, on an aggregate basis, concerning the exercise of stock appreciation rights during 1995 by executive officers named in the Summary Compensation Table and the December 31, 1995 value of unexercised stock options.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                     FISCAL YEAR AND FY--END OPTION VALUES

                                                                          NUMBER OF
                                                                          SECURITIES
                                                                          UNDERLYING
                                                                         UNEXERCISED        VALUE OF UNEXERCISED
                                                                           OPTIONS          IN-THE-MONEY OPTIONS
                                                                        AT FY--END (#)       AT FY-END ($S)(1)
                               SHARES ACQUIRED     VALUE REALIZED     ------------------    --------------------
NAME                           ON EXERCISE (#)        ($S)(1)          UNEXERCISABLE(2)       UNEXERCISABLE(2)
----------------------------   ---------------    ----------------    ------------------    --------------------
Mr. Baldwin(2)(3)...........        16,742             771,900              80,000                 480,000
Mr. Dodge(4)................         --                172,575                                    --
Mr. Dunn(5).................         7,523             308,760              45,000                 270,000
Mr. Topping(6)..............         6,130             256,320              35,000                 210,000
Mr. Mohler..................         --                --                   30,000                 180,000
Mr. Wilson..................         --                --                   30,000                 180,000

------------
(1) Share values included in the table represent the fair market value of the shares at the exercise date for exercised SARs, or at December 31, 1995 for unexercised options, less the base price of the SARs or the exercise price of the options.

(2) As explained in the Report of the Compensation Committee, and except for Mr. Baldwin, these options become exercisable in four equal annual installments following March, 1995, but only if and to the extent that certain annual corporate earnings tests have been met. Such tests were met for 1995 and 25% of the options become exercisable in March, 1996. Since Mr. Baldwin's normal retirement date is February 1, 1997, 75% of the options granted to him become exercisable on March 14, 1997, but only if and to the extent that the required annual corporate earnings tests for 1996 have been met.

(3) Mr. Baldwin, in 1995, exercised SARs having a value realized of $771,900, which he received in the form of 16,742 shares of common stock and $359,628 in cash.

(4) Mr. Dodge, in 1995, exercised SARs having a value realized of $172,575 which was paid in cash.

(5) Mr. Dunn, in 1995, exercised SARs having a value realized of $308,760, which he received in the form of 7,523 shares of common stock and $123,506 in cash.

(6) Mr. Topping, in 1995, exercised SARs having a value realized of $256,320, which he received in the form of 6,130 shares of common stock and $115,331 in cash.

STOCK PLAN

                               OMNIBUS STOCK PLAN

    The Omnibus Stock Plan was approved by the stockholders in 1990. The Plan permits the Compensation Committee from time to time to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and phantom stock units ("Stock Incentives") to key employees of Mercshares and its affiliates as determined by the Compensation Committee. The Compensation Committee has broad authority to determine the terms and conditions upon which such Stock Incentives may be granted, including, among other things, when they may be granted, their duration and conditions for their exercise and forfeiture.

    Stock Incentives in the form of stock options were granted in March, 1995, the amounts and terms of which are described in the Report of the Compensation Committee under the caption "Stock Based Compensation".

RETIREMENT AGREEMENTS AND PLANS

           DEFERRED COMPENSATION AND SUPPLEMENTAL PENSION AGREEMENTS

    Messrs. Baldwin, Dodge and Topping entered into arrangements with Merc-Safe pursuant to which their rates of salary were reduced. In exchange, Merc-Safe from time to time invests, in life insurance and annuity policies, amounts equal to the salary reduction amounts and a portion of the cumulative cash surrender values of those policies. The future payments to these executives will approximate the amounts realized from these investments but will vary as to amount and term depending on the executives' ages at termination of service. Alternate provisions have been made for events such as termination, resignation, death or disability prior to retirement, but, assuming retirement at age 65, annual payments for a minimum of fifteen years or until death would approximate $168,000 to Mr. Baldwin and $176,000 to Mr. Topping (which payments are expected to be funded by the insurance and annuity plan arrangements). Mr. Dodge receives an annual payment of $126,000 under his agreement. The full salaries of Messrs. Baldwin, Dodge and Topping before reduction are included under the caption "Salary" in the Summary Compensation Table.

    The executives who are parties to the above arrangements also participate in supplemental pension and thrift plan arrangements whereby they are eligible to receive (1) benefits in the amounts they would have received had their compensation not been reduced from current levels, and (2) amounts to which they would have been entitled under the Mercshares cash balance pension plan and thrift plan but for the maximum salary, benefit and contribution limitations on defined benefit and contribution plans under the Internal Revenue Code. Mercshares has entered into a Supplemental Pension Agreement with Mr. Dunn, pursuant to which, assuming retirement at age 65, Mr. Dunn will receive $5,000 per month in addition to any pension received under the Mercshares cash balance pension plans. Alternate provisions are made for events such as termination, resignation, death or disability prior to retirement at age 65. At the time of Mr. Mohler's first employment with a Mercshares' affiliate, a Supplemental Pension Agreement was entered into with him pursuant to which he was granted credit for years of service for time worked for his prior employer.

                           CASH BALANCE PENSION PLAN

    Mercshares is sponsor of an employees' cash balance pension plan which a majority of its affiliates have adopted. Each plan participant who was employed on January 1, 1991 (including those individuals named below) was credited under the cash balance pension plan with a frozen accrued benefit representing the benefit he had earned under the plan, determined as of December 31, 1990, and based generally on past service and career average annual compensation. For service on and after January 1, 1991, the cash balance pension plan is designed to maintain separate participant accounts for each eligible employee. These cash balance accounts are credited with annual contribution allocations equal to various percentages of compensation based on years of credited service and age. Interest allocations, tied to a Treasury Bill rate, are also credited annually to these cash balance accounts. Plan benefits paid at retirement to those individuals named below, all of whom, except Mr. Wilson, were employed on December 31, 1990, will be paid in annuity form and will consist of the sum of their frozen accrued benefits and their cash balance accounts. The Plan does not determine benefits primarily by final average compensation.

    Estimated annual pension benefits shown below are presented as straight life annuities, even though retirees may elect to receive a form of benefit other than a straight life annuity. The benefits are based on actual salary and bonus for 1995 as shown in the Summary Compensation Table. For future years, it is estimated that the executive officers' salaries will increase through their dates of normal retirement at the plan's internal salary increase assumption and that their bonuses will continue at the same amount through their dates of normal retirement. Actual salary increases may differ from the plan's internal salary increase assumption and actual bonuses may differ significantly from the 1995 bonuses; and in some years it is possible, based on the formula in the Annual Incentive Compensation Plan, that no bonuses will be earned. Accordingly, the actual pension benefits at retirement may differ significantly from the amounts stated below.

    At the plan's normal retirement age of 65, the individuals named below would have the following years of service and estimated annual pension benefits: Mr. Baldwin, 40 years and $455,000; Mr. Dunn, 12 years and $178,000; Mr. Topping, 24 years and $186,000; Mr. Mohler 42 years and $360,000 and Mr. Wilson 18 years and $131,000. The amounts shown are the total of estimated payments from the plan and under the supplemental pension arrangements described above and, with respect to Messrs. Dunn, Mohler and Wilson, under the following section entitled "Supplemental Cash Balance Pension Plan". Mr. Dodge's aggregate annual payments, under the plan and supplemental pension arrangement described above are $167,000.

    All other officers of Mercshares participate in the cash balance pension plan. Directors who are not also officers of Mercshares or an affiliate do not participate in the cash balance pension plan.

                     SUPPLEMENTAL CASH BALANCE PENSION PLAN

    Mercshares is sponsor of an unfunded, nonqualified, supplemental cash balance pension plan. All employees of Mercshares and its affiliates having compensation for a calendar year in excess of $150,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except individuals who, on or prior to January 1, 1994, entered into individual deferred compensation agreements under which they may elect to defer a portion of their current compensation. Messrs. Baldwin and Topping are not participants in the plan. Messrs. Dunn, Mohler and Wilson, as well as 13 other employees of Mercshares and its affiliates, participate in the plan. At the end of a calendar year, the account of each participant is credited with an amount equal to the difference between the amount with which the participant's account under the cash balance pension plan would have been credited but for the compensation limitation imposed by the Internal Revenue Code and the amount actually credited to the participant's account under the cash balance pension plan. In addition, if a participant's benefit under the cash balance pension plan is limited by
Section 415 of the Internal Revenue Code and is not already provided for under this plan, an amount equal to the shortfall will be added to the participant's account. At the end of a calendar year (but prior to the above credit), each participant's account is credited with interest equal to the average value of interest rates on 52 week U. S. Treasury Bills, determined pursuant to a fixed formula, but no less than four percent nor more than 12 percent, until the participant's account is fully distributed. As of December 31, 1995, Mr. Dunn's account was credited with $57,100, Mr. Mohler's with $24,700 and Mr. Wilson's with $7,000. These amounts are included under the caption "All Other Compensation" in the Summary Compensation Table. Generally, an account is distributed after the participant's termination or death, either in a single-sum payment, or in equal annual installments over a period not to exceed ten years.

                                  THRIFT PLAN

    Mercshares is sponsor of a thrift plan, of the type described in Section 401(k) of the Internal Revenue Code, which a majority of its affiliates have adopted for the benefit of all eligible employees. Those executive officers of Mercshares who are also officers of Merc-Safe participate in the plan. The plan provides that corporate contributions, based on a percentage of an employee's salary, are paid to the employee's thrift plan account. Additionally, employees may elect to defer up to ten percent of their salaries by redirecting the deferred amount to their thrift plan accounts, in which case their employers match a portion of the amount deferred. The corporate contributions for 1995 are included under the caption "All Other Compensation" in the

Summary Compensation Table. Messrs. Dunn, Topping, Mohler and Wilson elected to defer a percentage of their salaries during 1995. The amounts so deferred are included under the caption "Salary" and the matching contributions are included under the caption "All Other Compensation" in the Summary Compensation Table.

                            SUPPLEMENTAL THRIFT PLAN

    Mercshares is sponsor of an unfunded, nonqualified supplemental thrift plan. All vice presidents and above who participate in the thrift plan, who have compensation for a calendar year in excess of $150,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except individuals who, on or prior to January 1, 1994, entered into individual deferred compensation agreements under which they may elect to defer a portion of their current compensation. Messrs. Baldwin and Topping are not participants in the plan. Messrs. Dunn, Mohler and Wilson, as well as 13 other participants in the thrift plan, participate in this plan. At the end of a calendar year, the account of each participant is credited with an amount equal to 3% of the portion of the participant's compensation for that calendar year that exceeds the above limit. At the end of a calendar year (but prior to the above credit), each participant's account is credited with interest at the per annum rate of five percent except that interest is pro-rated for accounts that terminate in mid-year. As of January 1, 1996, Mr. Dunn's account was credited with $10,000, Mr. Mohler's with $4,200 and Mr. Wilson's with $3,000. These amounts are included under the caption "All Other Compensation" in the Summary Compensation Table. Generally, an account is distributed in a lump sum payment after a participant's termination or death.

MEDICAL REIMBURSEMENT PLAN

    Mercshares is sponsor of a medical reimbursement plan, of the type described in Section 105 of the Internal Revenue Code, which a majority of its affiliates have adopted for the benefit of all eligible employees. Those executive officers of Mercshares who are also officers of Merc-Safe, except Messrs. Dunn and Topping, participate in the plan. The plan provides that employees may reduce their salaries on a pre-tax basis, in amounts determined in advance by them, and redirect those amounts to a medical reimbursement account (MRA). Funds in the MRA then become available to reimburse the employee for certain uninsured medical expenses. Any balance left in an employee's MRA at year end reverts to his employer. Amounts redirected to the MRA for Messrs. Baldwin, Mohler and Wilson are included under the caption "Salary" in the Summary Compensation Table.

OTHER ARRANGEMENTS

                             EMPLOYMENT AGREEMENTS

    Mercshares and Merc-Safe have entered into employment agreements with Messrs. Baldwin, Dunn and Topping. Pursuant to these agreements, Mr. Baldwin serves as Chairman of the Board and Chief Executive Officer of Mercshares and Merc-Safe at a base salary of not less than $750,000 per year; Mr. Dunn serves as President of Mercshares and President and Chief Operating Officer of Merc-Safe at a base salary of not less than $400,000 per year, and Mr. Topping serves as Vice President of Mercshares and a Vice Chairman of the Board of Merc-Safe at a base salary of not less than $380,000 per year. The agreements provide that these base salaries will not be less in any year than in the preceding year. The current terms of the agreements are until February 1, 1997, for Mr. Baldwin, December 31, 1998, for Mr. Dunn, and March 31, 1998, for Mr. Topping. These agreements will extend for periods of three years following each annual anniversary date (but not beyond the normal retirement date of the employee) unless such extension is declined by Mercshares or Merc-Safe or by Messrs. Baldwin, Dunn or Topping, respectively. Messrs. Baldwin, Dunn and Topping will also be entitled to such other benefits as they may receive under various employee benefit plans including the plans described in this Proxy Statement.

                    CHANGE OF CONTROL TERMINATION AGREEMENTS

    Mercshares has entered into Change of Control Termination Agreements with Messrs. Baldwin, Dunn and Topping and one other executive officer of Mercshares. In the event that during the effective period of the agreement, following a "change of control" of Mercshares, the officer is terminated (prior to his normal retirement date) within three years of a change of control without "cause" or if the officer resigns for "good reason", then such officer is entitled to receive certain cash payments from Mercshares. Payments which may be made under the agreements are limited to the maximum amount (when combined with amounts otherwise payable upon termination) which is deductible by Mercshares under Section 280G of the Internal Revenue Code. Generally, the maximum amount deductible is three times average base annual compensation (including salary, bonus, fringe benefits and deferred compensation) over the last five years. The Change of Control Termination Agreements now have a three year effective period following December 31, 1995, and are renewed automatically each year for an additional one year period (or until the officer's normal retirement if earlier) unless Mercshares refuses such extension. For the purposes of the agreements, a "change of control" means any of the following occurrences: (a) a person or group becomes the beneficial owner of at least 20% of Mercshares Common Stock;
(b) there occur certain specified changes in the composition of the Mercshares Board of Directors; (c) Mercshares' stockholders approve a reorganization, merger, consolidation or statutory share exchange of Mercshares unless after such transaction, holders of the previously outstanding Mercshares Common Stock own more than 50% of the combined voting power of the surviving entity, or (d) a liquidation or dissolution of Mercshares or sale of all or substantially all of the assets of Mercshares. For purposes of these Agreements, termination by Mercshares for "cause" means termination upon (i) an act of personal dishonesty taken by the officer intended to result in substantial personal enrichment of the officer at the expense of Mercshares, (ii) the officer's willful, deliberate and continued failure to perform substantially his duties, which is not remedied after receipt of written notice, or (iii) conviction of a felony. "Good reason" includes the assignment to the officer of any duties inconsistent with his status and position as they exist immediately prior to the change of control, a substantial failure by Mercshares to comply with its obligations to the officer under its employment arrangement with such officer, relocation of the officer's place of employment outside of the Mercshares principal office located in the City of Baltimore, a purported termination of the officer not otherwise permitted under his employment arrangement with Mercshares or the failure of any successor to Mercshares to assume expressly the obligations of the agreement.

DIRECTOR FEES

    Directors of Mercshares, who are not also officers of Mercshares or its affiliates, are paid a retainer at the annual rate of $15,000 in addition to fees of $750 for each Board meeting and $500 for each Committee meeting attended. Directors who are also officers of Mercshares or its affiliates receive no retainer or compensation for attendance at Board or Committee meetings of Mercshares.

    Mercshares is sponsor of a Directors Deferred Compensation Plan which gives Directors of Mercshares and participating affiliates, who are not also officers of Mercshares or its affiliates, the option to defer the retainer and other fees. Mercshares has amended and restated the Directors Deferred Compensation Plan. Prior to the amendment, deferred amounts were invested by Merc-Safe, as agent, in various securities. Under the amendment and restatement, at the close of each calendar quarter the sum of cash deferred in that quarter by a Director is converted to units by dividing such sum by the closing market price of Mercshares stock and cumulatively credited to the Director's account. At the close of each calendar quarter, the sum of the dividends attributable to the Director's account at the beginning of the quarter is similarly converted to additional units and cumulatively credited. When a participating Director ceases to serve as a Director, a cash sum is computed by multiplying the number of units in his account by the closing market price of Mercshares stock at a time specified in the Plan. This sum is paid in cash to the Director (or a designated beneficiary) over the period of years (one to ten) specified by the Director. Any unpaid balance is credited with interest at five percent. Any Director having a deferred account at the time of the amendment and restatement could elect to have such account converted to units as described above. Failing such election, interest at five percent will be paid on the sum until fully paid out in accordance with the Director's existing deferral agreement.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

    Certain affiliated banks have had, and expect to have in the future, banking and trust transactions in the ordinary course of business with many of the Directors and officers of Mercshares, and certain of their associates and immediate family members, on substantially the same terms, including interest rates and collateral on loans, and commissions on fiduciary business, as those prevailing at the time for comparable transactions with others. Loans to such persons were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

                       MERCANTILE BANKSHARES CORPORATION
                            RETAINER STOCK PLAN FOR
                             NON-EMPLOYEE DIRECTORS

    The Board of Directors of Mercshares, on March 12, 1996, approved for submission to the Stockholders for their approval, the Mercantile Bankshares Corporation Retainer Stock Plan For Non-Employee Directors (the "Retainer Stock Plan"). The Retainer Stock Plan is described below.

    As is described in this Proxy Statement under the caption "Director Fees," each non-employee Director of Mercshares is paid an annual retainer in addition to fees for attending meetings of the Board of Directors or of Committees of the Board of Directors. Unless deferred, this annual retainer is paid in December of each year.

    The Retainer Stock Plan gives a non-employee Director of Mercshares, who is serving as such on a specified date in December of a calendar year (the "Election Date"), a non-transferable right to elect to have all or a portion of such Director's retainer, which has not been deferred under the Directors Deferred Compensation Plan (the "Elected Amount"), paid in the form of Common Stock, in lieu of cash, provided that the elected amount is not less than $3,000. The number of shares of such Common Stock is equal to the Elected Amount divided by the fair market value of a share of Common Stock on the Election Date, adjusted down to avoid issuance of fractional shares. The shares are deemed issued at the close of business on the Election Date.

    The Retainer Stock Plan will be administered by a Committee appointed by the Board of Directors consisting of at least two Directors who shall satisfy certain requirements of "disinterested" status to the extent necessary to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934 as in effect on December 31, 1995, or any successor provision. Participation in the Retainer Stock Plan will not preclude a Director from serving on the Committee. Except as otherwise required by Rule 16b-3, the Plan may be amended by the Board of Directors without stockholder approval. Rule 16b-3 currently requires stockholder approval for material increases in benefits or in the number of shares issuable under the Plan, and for material changes in the Plan's eligibility provisions.

    The value of the Common Stock paid to a Director is taxable to the same extent as if paid in cash.

    The term of the Retainer Stock Plan is 10 years. The maximum number of shares issuable under the Retainer Stock Plan is 300,000, subject to adjustment for stock dividends, stock splits, reverse stock splits or similar transactions.

    The number of shares payable to each non-employee Director or to all non-employee Directors as a group is not currently determinable. The table below shows the maximum number of shares that would have been payable in 1995 for each non-employee Director and for all non-employee Directors as a group if the Retainer Stock Plan had been in effect during 1995 assuming that each non-employee Director had elected to receive Common Stock for a total retainer of $15,000 and using the fair market value of Mercshares Common Stock on December 12, 1995:

NON-EMPLOYEE DIRECTOR(S)                    DOLLAR VALUE    NUMBER OF SHARES
------------------------                    ------------    ----------------
Each Director.............................     $ 15,000              515
All Directors (14)........................     $210,000            7,210

    If stockholder approval is not obtained, retainer fees will continue to be paid entirely in cash.

    The Board of Directors recommends a vote FOR the approval of the Retainer Stock Plan.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Coopers & Lybrand, L.L.P., certified public accountants, as the principal auditors for Mercshares for 1996. The stockholders are asked to ratify that appointment.

    A representative of Coopers & Lybrand, L.L.P. is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and will respond to appropriate questions from stockholders.

    If the stockholders do not ratify the appointment of Coopers & Lybrand, L.L.P., other independent certified public accountants will be selected by the Board upon recommendation of the Audit Committee.

    The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Coopers & Lybrand, L.L.P. as independent certified public accountants to audit the financial statements of Mercshares for 1996.

                         REPORT OF AMENDMENTS TO BYLAWS

    Article XII of the Bylaws provides that the Bylaws may be added to, altered, amended, repealed or suspended by a majority vote of the entire Board of Directors at any regular meeting of the Board or at any special meeting called for that purpose. Any action of the Board of Directors in adding to, altering, amending, repealing, or suspending the Bylaws must be reported to the stockholders at the next annual meeting and may be changed or rescinded by holders of the stock then outstanding and entitled to vote, by a majority of the votes cast on the question. In no event shall the Board of Directors have any power to amend Article XII.

    Since the last Annual Meeting of Stockholders, the Board of Directors amended the Bylaws, the net effect of which fixed the number of Directors to be elected at 17.

    The practical effect of Article XII of the Bylaws is to vest in the Directors the power to amend the Bylaws, subject to the right of the stockholders upon their own initiative to change or overrule the action of the Board after receipt of notice. Accordingly, the provisions of the amended Bylaws are summarized above to provide such notice, and no action is required by the stockholders unless a motion is made at the meeting to change or overrule the action of the Board. If such motion were made, a majority of the votes cast on the question would be required for its approval. It may be expected that the holders of the proxies would vote to sustain the action of the Directors.

                               VOTING INFORMATION

    The election of Directors requires a plurality of votes cast at the meeting.

    The approval of the Retainer Stock Plan requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting.

    The ratification of the appointment of Coopers & Lybrand, L.L.P. as the independent certified public accountants requires the affirmative vote of a majority of the votes cast at the meeting.

    The following principles of Maryland law apply to the voting of shares of Common Stock at the meeting. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of Common Stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote "for" or "against" and will be disregarded in calculating the votes cast as to such matter. With respect to approval of the Retainer Stock Plan, however, which requires a majority vote of all shares represented at the meeting, an abstention will have the same effect as a negative vote. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

    The Bylaws of Mercshares provide that any stockholder proposing to bring business, including any nomination for election of a Director, before a meeting of stockholders must give prior written notice thereof. The notice must be given to and received by the Secretary of Mercshares (at the address set forth in the notice of meeting accompanying this proxy statement) not less than 20 days nor more than 30 days prior to the meeting (or, with respect to notice of a proposal required to be included in the Mercshares proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the earlier date such proposal was received.) If less than 30 days' notice or prior disclosure of the date of meeting is given, the stockholder notice must be received by the Secretary within 10 days following notice or publication of the date of the meeting.

    Public disclosure of the date of the 1996 Annual Meeting was given on February 15, 1996, in the Quarterly Report to stockholders for the period ended December 31, 1995. There were no proposals submitted for inclusion in the Mercshares proxy materials for the Annual Meeting. Accordingly, any stockholder notice of proposed business at the Annual Meeting must be received by the Secretary between March 24, 1996, and April 4, 1996. Each notice must provide the name and address of the stockholder and the class and number of shares of Common Stock of Mercshares which are beneficially owned by the stockholder. For matters other than proposals to nominate any person for election as a Director, the notice must include a brief description of the business desired to be brought before the meeting and any material interest of the stockholder in such business. With respect to any stockholder proposal to nominate any person for election as a Director, the notice must include (i) the name, age, business address and residence address of the nominee, (ii) the nominee's principal occupation or employment, (iii) the class and number of shares of Common Stock of Mercshares which are beneficially owned by the nominee, and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy regulations under the Securities Exchange Act of 1934.

                          ANNUAL REPORT OF MERCSHARES

    Copies of the Annual Report of Mercshares, for the year ended December 31, 1995, were mailed on or about March 22, 1996, to those persons who were record holders of stock of Mercshares on March 15, 1996, the record date referred to above.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Any proposals of stockholders to be presented for inclusion in Mercshares proxy materials for the 1997 Annual Meeting of Stockholders must be received by the Secretary of Mercshares at Two Hopkins Plaza, Baltimore, Maryland 21201 on or before November 22, 1996. Such proposals are subject to and must be made in accordance with the proxy regulations under the Securities Exchange Act of 1934.

                                 OTHER MATTERS

    Management knows of no other matters which will be presented at the Annual Meeting. However, if other matters are presented, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment in the interest of Mercshares.

    Mercshares will bear the cost of solicitation of proxies and may reimburse persons holding stock in their names, or in the names of their nominees, or otherwise, for reasonable expenses incurred in sending proxies and proxy soliciting materials to their principals. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, or by telephone, or telegram, by the officers and employees of Mercshares, without additional compensation to them.

    Mercshares has retained the firm of Hill and Knowlton to assist in the solicitation activities referred to above for a fee of $5,500 plus expenses.

    ANY STOCKHOLDER EXECUTING THE ENCLOSED PROXY MAY REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS EXERCISED.

                                          JOHN A. O'CONNOR, JR.
                                            Senior Vice President and Secretary

March 22, 1996

    (The information below appears on the front of the Proxy Voting Card.)

                       MERCANTILE BANKSHARES CORPORATION

                                  P R O X Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints H. Furlong Baldwin and Edward K. Dunn, Jr., and each of them, the proxies of the undersigned, with several powers of substitution, to act and vote at the Annual Meeting of Stockholders of Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201 to be held on Wednesday, April 24, 1996, at 10:30 a.m., and at any and all adjournments thereof.

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE RETAINER STOCK PLAN FOR NON-EMPLOYEE DIRECTORS, AND FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS. If a Director nominee is unable to serve, the within Proxy may be voted for a substitute nominee.

   Receipt of notice of the meeting and Proxy Statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this Proxy. The undersigned hereby revokes all proxies heretofore given for said meeting and any adjournment thereof.

                      (Continued, and to be signed and dated, on reverse side.)

                      MERCANTILE BANKSHARES CORPORATION
                      P.O. BOX 11023
                      NEW YORK, N.Y. 10203-0023

PAGE
    (The information below appears on the back of the Proxy Voting Card.)

          /      /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. Election of Directors      FOR all nominees   [ ]      WITHHOLD AUTHORITY to vote     [ ]       *EXCEPTIONS  [ ]
                              listed below                for all nominees listed below

Nominees: H. Baldwin, T. Bancroft, R. Berndt, J. Block, G. Bunting, E. Dunn,
M. Grass, B. Jenkins, R. Kunisch, W. McCarthy, M. Offit, C. Poindexter,
W. Richardson, B. Robinson, D. Shepard, B. Topping, C. Zamoiski

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name on the space provided below.)

*Exceptions_____________________________________________________________________

2. Approval of the Mercantile Bankshares Corporation Retainer Stock Plan for Non-Employee Directors.

    FOR   [ ]        AGAINST   [ ]      ABSTAIN  [ ]


3. Ratification of appointment of Coopers & Lybrand, L.L.P. as the independent certified public accountants for Mercshares.

    FOR   [ ]        AGAINST   [ ]      ABSTAIN  [ ]


4.  Upon such other matters as may properly come before the meeting.

                                             Address Change
                                             and/or Comments   [ ]


      Signature(s) should follow exactly the name(s) on the stock certificate. All co-owners should sign. Executors and Administrators may sign as such. Attorneys-in-fact should sign both names. Witness the hand and seal of the undersigned.

      Dated:                               , 1996
             ------------------------------


      -------------------------------------------
                     Signature

      -------------------------------------------


                VOTES MUST BE INDICATED     X
                [X] IN BLACK OR BLUE INK.


SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


PAGE



    (The following two notices are filed pursuant to Rule 14a-6 as possible additional soliciting material.)


                        MERCANTILE BANKSHARES CORPORATION
                                Two Hopkins Plaza
                            Baltimore, Maryland 21201


To The Stockholders:

AN IMPORTANT REMINDER...

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation will be held on April 24, 1996.

Unless you return a proxy card, or attend the meeting and vote in person, your shares will not be voted at this meeting. If your proxy is in the mail, thank you for responding. If not, would you please take the time now to complete and mail the enclosed duplicate proxy card. A postage-paid envelope has been provided for your convenience.

                             YOUR VOTE IS IMPORTANT!
                             PLEASE ACT IMMEDIATELY!

PAGE


                        MERCANTILE BANKSHARES CORPORATION
                                Two Hopkins Plaza
                            Baltimore, Maryland 21201


To The Stockholders:

AN IMPORTANT REMINDER...

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation will be held on April 24, 1996.

Your shares are held in the name of a bank or nominee. Unless we receive a proxy card, your shares will not be voted at this meeting.

If your proxy is in the mail, thank you for responding. If not, would you please take the time NOW to sign, date and mail your proxy in the enclosed postage-paid envelope.

                             YOUR VOTE IS IMPORTANT!
                             PLEASE ACT IMMEDIATELY!

PAGE


APPENDIX


MERCANTILE BANKSHARES CORPORATION
RETAINER STOCK PLAN FOR NON-EMPLOYEE DIRECTORS


          This plan (the "Plan") has been adopted on March 12, 1996 by the Board of Directors of Mercantile Bankshares Corporation (the "Corporation"), subject to approval by the stockholders of the Corporation, for the purpose of allowing Directors of the Corporation (who are not officers of the Corporation or of Affiliates of the Corporation) to elect that all or a portion of their annual retainer for services as Directors be paid to them in the form of Common Stock, par value $2.00 per share ("Common Stock") of the Corporation instead of cash, thereby permitting further alignment of their interests with those of the Stockholders of the Corporation.

          1.   Definitions.

          Under the Plan, except where the context indicates otherwise, the following definitions apply:

               (a) "Affiliate" shall mean any corporation in which the Corporation owns, directly or indirectly, at least 80% of the outstanding voting stock.

               (b) "Annual Retainer Fee" shall mean the annual fee as established from time to time by the Corporation and payable to Eligible Directors for their services as Directors of the Corporation for any calendar year, excluding other compensation such as fees paid for attending meetings of the Board of Directors or of committees of the Board of Directors. Annual Retainer Fees may be reduced in proportion to any period of time in a calendar year during which a Director has not served as a Director of the Corporation. "Undeferred Annual Retainer Fee" shall mean all or any portion of an Annual Retainer Fee the receipt of which shall not, on an Election Date, have been deferred pursuant to the Mercantile Bankshares Corporation Unfunded Deferred Compensation Plan For Directors.

               (c) "Board of Directors" shall mean the Board of Directors of the Corporation, "Director" shall mean a member of the Board of Directors, and "Committee" shall mean the committee appointed by the Board of Directors pursuant to Section 4 to administer the Plan.

               (d) "Election Date" shall mean, as to each calendar year, the date of the regularly scheduled December meeting of the Board of Directors; if no such meeting is held, the Election Date shall be December 10 of such calendar year.

               (e) "Eligible Director" or "Participant" shall mean a Director who is eligible to receive an Annual Retainer Fee for service as a Director during all or part of a calendar year and who has not been an officer of the Corporation or of any Affiliate during such period of service.

               (f) "Fair Market Value" of a share of Common Stock on an Election Date shall mean the last reported sale price per share of Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq Stock Market, or if the Common Stock is not so listed or admitted to trading or included for quotation, the last quoted price, or if the Common Stock is not so quoted, the average of the high bid and low asked prices, regular way, in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices, regular way, as furnished by a professional market maker making a market in the Common Stock as selected in good faith by the Committee. If an Election Date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term "trading day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq Stock Market, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are closed.

               (g) "Rule 16b-3" shall mean Rule 16b-3 as in effect under the Securities Exchange Act of 1934 ("1934 Act") on December 31, 1995, or any successor provision prescribing conditions which, in the judgment of the Committee, shall be necessary or desirable to exempt the issuance of securities under the Plan (and, where permissible, the further disposition of such securities) from Section 16(b) of the 1934 Act.

          2. Elections Under the Plan. Each person who is an Eligible Director on an Election Date in any calendar year shall have the right to elect, within a ten-day period ending on the Election Date, to have all or a portion (the "Elected Amount") of such Director's Undeferred Annual Retainer Fee paid in the form of Common Stock in lieu of cash, provided that the Elected Amount shall not be less than $3,000. The number of shares of such Common Stock shall equal the Elected Amount divided by the Fair Market Value of a share of Common Stock on the Election Date. Such Elected Amount and the number of shares of Common Stock so issuable shall be adjusted by a reduction if and to the extent necessary to avoid issuance of any fractional shares.
The shares shall be deemed issued at the close of business on the Election Date and certificates therefor shall be delivered as soon as practicable thereafter. Any election by an Eligible Director to receive Common Stock under the Plan shall be made by the execution and delivery of a Director's Election Agreement in the form of Exhibit A attached hereto, pursuant to which the Director shall agree, to the extent required to meet the condition of Rule 16b-3(c)(1), not to sell, transfer or otherwise dispose of said shares of Common Stock until the expiration of six months after the applicable Election Date.

          3.   Consideration for Common Stock.  Shares issued under the
Plan shall be issued by the Corporation from its previously authorized but unissued Common Stock.
For purposes of the Maryland General Corporation Law, the consideration received by the Corporation for such shares shall in each case be deemed to be cash equal to the Elected Amount.

          4. Administration. The Committee administering the Plan shall be appointed by the Board of Directors, and shall consist of not less than two Directors who, for so long as may be necessary to satisfy the conditions of Rule 16b-3(c), shall be "disinterested persons" within the meaning of Rule 16b-3(c)(2). The Committee shall have the authority, in its sole and absolute discretion, to interpret the Plan and adopt, amend, or rescind such rules and procedures for carrying out the Plan, and to take all other action necessary or advisable for the implementation and administration of the Plan, as the Committee may deem appropriate. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. From time to time, the Board of Directors may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor and fill vacancies, however caused.

          The Committee shall be fully protected in any action or omission taken by it in good faith, including actions or omissions in reliance upon the advice or opinions of any persons, firms, or agents retained by it or the Corporation, including but not limited to accountants, actuaries, counsel, other specialists or officers of the Corporation. Nothing herein contained shall preclude the Corporation from indemnifying any Committee members for all actions under the Plan, or from purchasing liability insurance to protect such persons with respect to their duties pursuant to the Plan.

          5.   Non-Transferability.  No right of a Participant to elect
Common Stock under Section 2 shall be exercisable by any other person or shall be assignable or subject to anticipation, encumbrance, sale, pledge, alienation, execution, levy, attachment, charge or any other form of transfer whatsoever.

          6. Term of Plan, Amendment, Limitations, Adjustments. The Plan will continue in effect until the tenth anniversary of its approval by the stockholders of the Corporation, subject to the right of the Board of Directors to terminate the Plan at any earlier time. The Plan may be amended by the Board of Directors at any time, except that (subject to section 7) for so long as may be required to satisfy the conditions of Rule 16b-3(c)(2)(ii) (including any successor provision limiting Plan amendments as set forth below), the Plan provisions applicable to the timing of elections to receive Common Stock or the amount of Common Stock issuable pursuant to such elections may not be amended more than once every six months except as otherwise permitted by Rule 16b-3(c)(2)(ii). No Plan amendment shall require approval by the Stockholders of the Corporation except to the extent necessary to maintain the Rule 16b-3 exemption from Section 16(b) of the 1934 Act.

          The aggregate number of shares of Common Stock issuable pursuant to the Plan shall be limited to 300,000 shares, which number shall be subject to adjustment to reflect any stock dividend, stock split, recapitalization, combination or reclassification of shares ("Adjustment Transaction"). In the event of an Adjustment Transaction, the number of shares issuable to an Eligible Director electing to receive Common Stock as of an Election Date shall be appropriately adjusted if the determination of Fair Market Value per share on the Election Date shall have been based on the number of shares of Common Stock outstanding before giving effect to the Adjustment Transaction.

          7. Rule 16b-3. The Plan is intended to comply with the exemptive provisions of Rule 16b-3(c), including both of clauses (i) and (ii) of Rule 16b-3(c)(2). If and to the extent that the Committee determines, upon advice of counsel, that related requirements of any one or more of Section 2 (holding period for Common Stock issued under the Plan), Section 4 (Plan administration by disinterested persons), Section 5 (non-transferability of election rights) or Section 6 (limitations on Plan amendments) of the Plan are not required (whether because of amendments to Rule 16b-3 or adoption or amendment of other Rules under the 1934 Act, or because of interpretive advice or other cause) to exempt or exclude Plan transactions or transactions in securities acquired by Participants under the Plan from Section 16(b) of the 1934 Act, then the Committee may suspend the applicability of any such requirement in whole or in part without the necessity of any amendment to the Plan.

          8. Continuation as Director, Fees. The Plan or the payment of any benefits hereunder shall not be construed as giving to any Participant any right to be retained as a member of the Board of Directors or to receive any fees, including any Annual Retainer Fee, for service as a Director.

          9. Governing Law. To the extent not governed by the laws of the Untied States, the Plan shall be construed and applied in accordance with the laws of the State of Maryland other than its conflict of laws principles.

                            Exhibit A
                  DIRECTOR'S ELECTION AGREEMENT

To:  The Committee of the Mercantile Bankshares Corporation
     Retainer Stock Plan For Directors


          I, the undersigned, a Director of Mercantile
Bankshares Corporation (the "Corporation") hereby acknowledge receipt of a copy of the Mercantile Bankshares Corporation
Retainer Stock Plan for Directors (the "Plan").

               Pursuant to the terms of the Plan, I hereby elect
to receive, in lieu of $         payable to me as all or a
portion of my Annual Retainer Fee for the year         , shares
of Common Stock of the Corporation valued as of the Election Date, in accordance with the formula set forth in the Plan.

               To the extent required to meet the condition of Rule 16b-3(c)(1), I agree not to sell, transfer or otherwise dispose of such shares until six months have expired from and after the Election Date.



WITNESS:                           DIRECTOR



Date:


ACCEPTED                           COMMITTEE


Date:                                   By:







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